Exhibit 99.1

PEGASYSTEMS INC.    101 Main Street,

Cambridge, MA. 02142-1590. USA.

[PEGA LOGO]

FOR IMMEDIATE RELEASE

For information, contact:
Chris Sullivan	Beth Lewis
Chief Financial Officer	Investor Relations Director
Pegasystems Inc.	Pegasystems Inc.
(617) 374-9600, ext. 6020	(617) 374-9600, ext. 6077
chris.sullivan@pega.com	beth.lewis@pega.com

Pegasystems Reports Record Revenue and Profits

$99.3 Million 2003 Revenue, Pre-Tax Profits $21.8 Million

CAMBRIDGE, Mass., February 17, 2004–Pegasystems Inc. (NASDAQ: PEGA), a leader in rules-based business process management (BPM) software, today announced its fourth quarter and full year 2003 results, reporting revenue for 2003 of $99.3 million, pre-tax profits up 27% over 2002 to $21.8 million, diluted earnings per share of $0.49 and positive cash flow from operations of $21 million.

Fourth Quarter and Full Year 2003 Financial Performance

	Quarter		Full Year
(In millions, except per share data and percentages)	Q4 2003	Q4 2002	2003	2002
Total Revenue	$23.1	$21.0	$99.3	$97.4
License Revenue	$12.0	$11.7	$57.7	$63.9
% of Total Revenue	52%	56%	58%	66%
Services Revenue	$11.1	$9.3	$41.6	$33.5
% of Total Revenue	48%	44%	42%	34%
Pre-tax Income	$3.0	$3.6	$21.8	$17.2
(Benefit) Provision for Income Taxes	$(0.5)	$1.1	$4.2	$1.9
Net Income	$3.5	$2.4	$17.7	$15.3
Basic Earnings Per Share	$0.10	$0.07	$0.51	$0.45
Diluted Earnings Per Share	$0.10	$0.07	$0.49	$0.43

Henry Ancona, President and Chief Operating Officer commented, “This year’s record revenue and profits are testimony to the strides we made in 2003 toward our goal of being the leader in rules-based BPM software. We overcame an anticipated decline in license revenue from First Data Resources (FDR) to record total revenue of $99.3 million.

Exclusive of that customer, we delivered 17% growth in license revenue. We reported a 24% increase in services revenue as we continue to drive new customer sales and implementations. At the same time, we significantly improved our services margins for 2003 to 35% for the year compared to last year’s 13%.

“We had success penetrating our targeted verticals of Financial Services and Healthcare, winning new customers and earning extensions and renewals from existing customers. We also had success broadening our footprint in the insurance and government markets. We are working with a record number of partners including IBM and BearingPoint, and we released a suite of leading-edge products designed to offer our customers maximum flexibility and functionality, and we significantly strengthened our services operations to best support our customers and partners.

“During the fourth quarter we signed CSC Healthcare as an important new channel partner, and we extended relationships with a number of our world-class customers including Blue Cross & Blue Shield of Rhode Island, Hospitals Contribution Fund of Australia, HSBC and Société Générale S.A.

Ancona concluded, “For 2004 we will continue to build on the progress made in 2003. We have an exciting line-up of new products, an expanded sales team and improved organizational discipline focused on deepening and broadening our customer base. We recently introduced a suite of rules-based BPM products including our next-generation PegaRULES Process Commander BPM platform that delivers extensive new functionality including enhanced user control. We also introduced two cross-industry applications focused on process-oriented customer service and on quality and exception management. We have hired exciting new talent to complement our expert and hard-working sales force, and we are focusing our operations on increasing market share.”

Founder and CEO Alan Trefler commented, “The market is taking note of Pegasystems’ market-leading technology and sophisticated BPM offerings. In 2003 we were delighted to be the only company named to the Gartner Magic Quadrant for both Business Rules

Engines and BPM. In addition, we were nominated as Technology Pioneer by the World Economic Forum, ranked number two for BPM by Software 500 and received an Editors’ Choice Award from Intelligent Enterprise. Customers increasingly understand the importance of scalability and flexibility to get the best value-add from their technology investments. With our vision of rules-based BPM as a base, and a comprehensive set of products built on our 20 years’ experience providing customer process and exceptions management solutions, we look forward to 2004.”

Chris Sullivan, CFO, commented, “This year’s record revenue and profits are testimony to the hard work and efforts of our employees, our partners and our customers. Having established a foundation for solid financial performance, we expect to achieve 2004 revenue of $105 million, plus or minus 10%, based on our expectation of continued new business success tempered by fewer scheduled term license customer renewals and the anticipated further decline in FDR license revenue. We are bullish about the business and are therefore investing in incremental sales and marketing spending. This is likely to result in somewhat lower pre-tax profits in the first few quarters of 2004 compared to 2003. We expect profit before tax in 2004 to be $18 million, plus or minus $6 million, depending primarily on the revenue achieved. As a reminder, our tax rate will be normalizing to between 35 and 40 percent in 2004, thus contributing to an expected EPS decline on a year-over-year basis. Finally, we expect positive cash flow from operating activities for the year of $10 to $18 million. Achievement of our 2004 plan will, to a greater extent than in the recent past, depend on developing new license business. It will also depend significantly on strong customer acceptance of our new PegaRULES technology.”

The Company will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on Tuesday, February 17, 2004. Dial-in information is as follows: 800-250-4434 (domestic) or 706-634-0667 (international). A replay of the teleconference will be available at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 4945084.

If interested in listening to the Webcast, log onto www.pega.com at least 5 minutes prior to the event’s broadcast, and click on the Webcast icon in the Investor Relations section.

About Pegasystems

Pegasystems Inc. (Nasdaq: PEGA) provides rules-based, smart business process management (BPM) software to large organizations, helping to deliver significant ROI and providing them with the flexibility and agility to respond to changing business needs. With a blue-chip customer base, the company offers applications for the financial services, healthcare, insurance and government markets, as well as a cross-industry BPM application. Pegasystems is headquartered in Cambridge, Mass., and has regional offices in North America, Europe and the Pacific Rim. For more information, visit www.pega.com.

Forward-Looking Statements

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 including without limitation our financial guidance with respect to 2004 revenue, profit before tax, tax rate, earnings per share and cash from operating activities. The words “believe,” “expect,” “hope,” “anticipate,” “plan” and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. The Company does not undertake and specifically disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company’s actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include volatility of our quarterly operating results, difficulty in predicting the completion of product implementations and consequently the timing of our license revenue recognition, the timing of term software license renewals, customer acceptance of our new PegaRULES Process Commander technology, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services market, historically our core market, our ability to attract and retain key employees, reliance on certain key third-party relationships, and other risks and uncertainties. Further information regarding these and other factors which could cause the Company’s actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company’s most recent report on form 10-Q or 10-K and other recent filings on file with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company’s views as of February 17, 2004. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company’s view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company’s view as of any date subsequent to February 17, 2004.

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PEGASYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share-related data)

	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$67,989	$57,393
Trade accounts receivable, net of allowance for doubtful accounts of $365 in 2003 and $507 in 2002	9,602	6,027
Short-term license installments	28,565	32,178
Short-term investments	19,946	5,303
Prepaid expenses and other current assets	727	790

Total current assets	126,829	101,691

Long-term license installments, net of unearned interest income	53,666	48,667
Long-term investments	—	750
Equipment and improvements, net of accumulated depreciation and amortization	992	1,727
Acquired technology, net of accumulated amortization	729	1,079
Purchased software and other assets, net of accumulated amortization	166	196
Goodwill	2,346	3,246

Total assets	$184,728	$157,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued payroll related expenses	$8,886	$7,695
Accounts payable and accrued expenses	7,784	5,220
Deferred revenue	14,180	13,275

Total current liabilities	30,850	26,190

Deferred income taxes	625	—
Other long-term liabilities	81	239

Total liabilities	31,556	26,429

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $.01 par value, 45,000,000 shares authorized; 35,212,505 shares and 34,291,389 shares issued and outstanding in 2003 and 2002, respectively	352	343
Additional paid-in capital	117,391	113,488
Stock warrant	374	374
Retained earnings	33,735	16,054
Accumulated other comprehensive income (loss):
Net unrealized loss on investments available for sale	(9)	—
Foreign currency translation adjustments	1,329	668

Total stockholders’ equity	153,172	130,927

Total liabilities and stockholders’ equity	$184,728	$157,356

PEGASYSTEMS INC.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Years ended December 31,
	2003	2002	2001
Revenue:
Software license	$57,695	$63,922	$44,053
Services	41,618	33,486	51,009

Total revenue	99,313	97,408	95,062

Cost of revenue:
Cost of software license	350	2,661	3,049
Cost of services	27,069	29,207	37,347

Total cost of revenue	27,419	31,868	40,396

Gross profit	71,894	65,540	54,666

Operating expenses:
Research and development	21,592	21,284	20,812
Selling and marketing	24,840	23,308	17,522
General and administrative	10,788	9,742	9,798

Total operating expenses	57,220	54,064	48,132

Income from operations	14,674	11,476	6,534

Installment receivable interest income	5,163	5,774	6,159
Other interest income, net	759	760	826
Other income (expense), net	1,235	(813)	15

Income before provision for income taxes	21,831	17,197	13,534

Provision for income taxes	4,150	1,900	1,000

Net income	$17,681	$15,297	$12,534

Earnings per share, basic	$0.51	$0.45	$0.38
Earnings per share, diluted	$0.49	$0.43	$0.37

Weighted average number of common shares outstanding, basic	34,518	33,835	32,677
Weighted average number of common shares outstanding, diluted	35,757	35,980	33,434

PEGASYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years ended December 31,
	2003	2002	2001

Cash flows from operating activities:
Net income	$17,681	$15,297	$12,534
Adjustment to reconcile net income to net cash provided by operating activities:
Stock option income tax benefits	1,859	1,559	—
Deferred income taxes	625	(1,000)	—
Depreciation and amortization	1,496	4,992	6,228
Reduction in provision for doubtful accounts	(146)	(353)	—
Issuance of compensatory stock option	—	—	73
Losses on disposal of fixed assets	—	83	153
Change in operating assets and liabilities:
Trade accounts receivable and license installments	(4,871)	(2,248)	(4,581)
Prepaid expenses and other current assets	142	1,525	(714)
Accounts payable and accrued expenses	3,312	204	1,089
Deferred revenue	905	7,041	1,111

Net cash provided by operating activities	21,003	27,100	15,893

Cash flows from investing activities:
Purchase of investments	(46,226)	(6,053)	—
Maturing and called investments	32,324	—	—
Purchase of equipment and improvements	(382)	(1,006)	(561)
Acquisition of 1mind	—	(573)	—
Other long term assets and liabilities	(34)	157	475

Net cash used in investing activities	(14,318)	(7,475)	(86)

Cash flows from financing activities:
Payments under capital lease obligations	—	(81)	(315)
Exercise of stock options	2,422	4,044	60
Proceeds from sale of stock under Employee Stock Purchase Plan	532	390	301

Net cash provided by financing activities	2,954	4,353	46

Effect of exchange rate on cash and cash equivalents	957	398	(175)

Net increase in cash and cash equivalents	10,596	24,376	15,678

Cash and cash equivalents, beginning of year	57,393	33,017	17,339

Cash and cash equivalents, end of year	$67,989	$57,393	$33,017

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$102	$2	$36
Income taxes	$1,027	$724	$1,191
Non-cash financing activity:
Stock issued in business combination	$—	$3,669	$—
Return of shares held in escrow related to business combination	$901	$—	$—